                                                                   Exhibit 12(a)

                            OASIS RESIDENTIAL, INC.

                         COMPUTATION OF CERTAIN RATIOS


                                                            Nine months        For the year ended December 31,
                                                          ended September  ------------------------------------------
                                                              30, 1996        1995    1994    1993      1992     1991
                                                          ---------------  ------- -------  -------  -------  -------
                                                                               (Dollars in thousands)
 Net income  . . . . . . . . . . . . . . . . . . . . . . .   $21,116       $27,416 $16,020  $(1,297) $(4,639) $(3,149)

 Fixed charges:
   Interest expense  . . . . . . . . . . . . . . . . . . .    10,276         7,310   6,371    7,538    7,160    8,734
   Interest expense (related party)  . . . . . . . . . . .     --             --      --      1,294    1,533      207
   Amortization of debt costs  . . . . . . . . . . . . . .       846         1,332     673    1,791    1,309      737
                                                             -------       ------- -------  -------  -------  -------

 Earnings available for fixed charges  . . . . . . . . . .   $32,238       $36,058 $23,064  $ 9,326  $ 5,363  $ 6,529
                                                             =======       ======= =======  =======  =======  =======

 Fixed charges:
   Interest expense (A)  . . . . . . . . . . . . . . . . .   $17,512       $15,809 $ 9,881  $ 7,569  $ 7,542  $ 9,019

   Interest expense (related party)  . . . . . . . . . . .     --             --      --      1,294    1,533      207
   Amortization of debt costs  . . . . . . . . . . . . . .       846         1,332     673    1,791    1,309      737
                                                             -------       ------- -------  -------  -------  -------
      Total fixed charges  . . . . . . . . . . . . . . . .    18,358        17,141 $10,554  $10,654  $10,384  $ 9,963
                                                                                   =======  =======  =======  =======

 Preferred stock dividends . . . . . . . . . . . . . . . .     7,029         6,534
                                                             -------       -------
      Total fixed charges and preferred stock dividends  .   $25,387       $23,675
                                                             =======       =======

 Ratio of earnings to fixed charges  . . . . . . . . . . .     1.76x         2.10x   2.19x    0.88x    0.52x    0.66x
                                                             =======       ======= =======  =======  =======  =======

 Ratio of earnings to fixed charges and preferred stock
   dividends . . . . . . . . . . . . . . . . . . . . . . .     1.27x         1.52x
                                                             =======       =======

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(A)  Includes interest expense capitalized to development and construction activities.